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Exhibit 10.30

2001 ANNUAL AGREEMENT

    This Agreement is entered into as of             , 2001 by and between American Crystal Sugar Company (the "Company")

and                                                                                         ,

shareholder #             (the "Grower").

    WHEREAS, the Grower is a shareholder of the Company, and as such has entered into a Five Year Agreement with the Company with regard to the growing and delivery of sugarbeets to the Company; and

    WHEREAS, the parties desire to supplement the Five Year Agreement as provided therein with regard to the 2001 sugarbeet crop.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties agree as follows:

    1.  Delivery Obligation.  In accordance with the terms of the Five Year Agreement, the Grower agrees to prepare land, plant, cultivate, harvest and deliver the 2001 sugarbeet crop from such number of acres and such fields as set forth on the Annual GPS Information form to be separately completed in an electronic format by the parties, and which shall thereafter be deemed to become an integral part of this Agreement. The Company shall provide a copy of the Annual GPS Information form to the Grower at the Grower's request.

    2.  Prevented Planting.  The Grower shall be unconditionally obligated to plant the 2001 sugarbeet crop unless such planting is prevented as a result of acts of God or other causes beyond the reasonable control of the Grower, as provided in Section 12 of the Five Year Agreement. If, after making all reasonable efforts, the Grower has been so prevented from planting the 2001 sugarbeet crop on or before June 1, 2001, the Grower shall be relieved of its obligation to plant the 2001 sugarbeet crop. The Grower may elect to plant the 2001 sugarbeet crop at any time after June 1, 2001. A determination as to whether the Grower is prevented from planting shall be mutually determined by the Grower and a representative of the Company based on the Grower's planting conditions for the period leading up to and including June 1, 2001.

    3.  Tolerances.  The total number of acres of sugarbeets to be planted by the Grower shall be subject to overplant and underplant tolerances as established from time to time by the Company pursuant to the Five Year Agreement. The Grower hereby acknowledges and agrees that said tolerances may be established and/or modified from time to time by the Company as determined to be appropriate to respond to planting and crop conditions. The initial tolerance and any modification thereof shall be effective upon communication of the same to the Grower by the Company, and the Annual GPS Information form shall be deemed modified to the extent of the tolerance.

    4.  Proration.  The Company hereby reserves the right to modify the annual tolerance levels by prorating delivery rights with regard to the 2001 crop. Any such proration shall be established by the Company after a determination that the Company may not be able to economically process the entire crop. A proration shall be communicated to, and applied against, all Growers of the Company on a uniform and equitable basis. The Annual GPS Information form shall be deemed modified to the extent of any such proration.

    5.  Deductions.  The Grower hereby authorizes and directs the Company to:

      (a) Deduct an amount specified by the Red River Valley Sugarbeet Growers Association, Inc., which amount shall not exceed 17 1/2¢ per ton, from the beet payments to be made by the Company to the Grower for sugarbeets delivered for the 2001 crop; provided, that, such deduction shall not be made in the event the Grower notifies the Company in writing prior to June 1, 2001 that such deduction should not be made. Amounts deducted under this provision shall be paid by the Company to the Red River Valley Sugarbeet Growers Association, Inc.; and

      (b) Deduct such per ton amount, as may be necessary, from the beet payments to be made by the Company to the Grower for sugarbeets delivered for the 2001 crop to reimburse the Company for all costs incurred in the operation of the Truck Haul Committee for the piling location to which the Grower delivers sugarbeets. The amount charged to the Grower shall be determined on a per ton basis, reflecting a proration of the costs based on the total tonnage delivered to the respective piling locations.

    6.  Certification.  The Grower hereby certifies that:

      (a) It is a bona fide sugarbeet farm operator who will: (i) be the legal owner of the 2001 sugarbeet crop; (ii) have the majority financial interest in the 2001 crop, and (iii) have general control of the sugarbeet operations on the farm where the 2001 crop will be grown.

      (b) It has no agreements or understanding with third parties (i.e., owners, partners, shareholders, etc.) providing for guaranteed cash payments.

    7.  Nature of Agreement.  This Agreement is intended to supplement the Five Year Agreement as contemplated therein, and except as specifically provided herein, this Agreement shall not be deemed to amend or modify the terms of the Five Year Agreement. This Agreement and the related Five Year Agreement may be terminated by the Company upon ten (10) days written notice to the Grower in the event the Grower is, as of April 1, 2001, in default on any payment obligation owed to the Company.

    8.  No Modification.  No agent of the Company has any authority to change, waive, or modify any of the terms of this Agreement.

    IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

AMERICAN CRYSTAL SUGAR COMPANY	GROWER
By	By
Its	Its

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2001 ANNUAL AGREEMENT